Issuer Free Writing Prospectus dated September 30, 2025

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Related to Preliminary Prospectus dated September 5, 2025

Registration Statement No. 333-288678

Proposed Nasdaq Symbol: CADV

CLUB VERSANTE GROUP LIMITED Investors Presentation September 30, 2025 1

Declaimer This presentation has been prepared by Club Versante Group Limited (the “ Company ” ) solely for informational purposes . The information included herein in this presentation has not been independently verified . By viewing or accessing the information contained in this presentation, you acknowledge and agree that none of the Company or any of its affiliates, advisers or representatives or the underwriters accept any responsibility whatsoever (in negligence or otherwise) for any loss howsoever arising from any information presented or contained in this presentation or otherwise arising in connection with the presentation . The information presented or contained in this presentation is subject to change without notice and its accuracy is not guaranteed . None of the Company or any of its affiliates, advisers or representatives or the underwriters make any undertaking to update any such information subsequent to the date hereof . This presentation should not be construed as legal, tax, investment or other advice . The Company has filed a registration statement on Form F - 1 with the SEC relating to the proposed public offering of its securities in the United States, but the registration statement has not yet become effective . The proposed offering of the Company ’ s securities to be made in the United States will be made solely on the basis of the information contained in the prospectus included in such registration statement, as amended . Any decision to purchase the Company ’ s securities in the proposed offering should be made solely on the basis of the information contained in the prospectus . Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our company and the offering . You may get these documents for free by visiting EAGAR on the SEC website at http : //www . sec . gov/ . The preliminary prospectus, as amended, is available on the SEC website at https:// www.sec.gov/cgi - bin/browse - edgar?company=club+versante&match=starts - with&filenum=&State=&Country=&SIC=&myowner=exclude&action=getcompany. The Company currently reports financial results under U . S . GAAP . The preparation of our consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs and expenses . We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances . We evaluate our estimates and assumptions on an ongoing basis . Our actual results may differ from these estimates . Please refer to the prospectus where necessary for a description of our significant accounting policies. 2

Forward - Looking Statement 3 This presentation and the preliminary prospectus contain market and industry data related statements that reflect the Company ’ s intent, beliefs or current expectations about the future . These statements can be recognized by the use of words such as “ expects, ” “ plans, ” “ will, ” “ estimates, ” “ projects, ” “ intends, ” or words of similar meaning . These forward - looking statements are not guarantees of future performance and are based on a number of assumptions about the Company ’ s operations and other factors, many of which are beyond the Company ’ s control, and accordingly, actual results may differ materially from these forward - looking statements . Caution should be taken with respect to such statements and you should not place undue reliance on any such forward - looking statements . The Company or any of its affiliates, advisers or representatives or the underwriters has no obligation and does not undertake to revise forward - looking statements to reflect newly available information, future events or circumstances . Although we believe that our expectations expressed in these forward - looking statements are reasonable, our expectations and our actual results could be materially different from our expectations . Moreover, we operate in an evolving environment . New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements . This presentation and the prospectus contain information derived from government and private publications and from market research report prepared by an expert . These publications include forward - looking statements, which are subject to risks, uncertainties and assumptions . Although we believe the data and information to be reliable, we have not independently verified the accuracy or completeness of the data and information contained in these publications . Statistical data in these publications also include projections based on a number of assumptions . Our industry may not grow at the rate projected by market data, or at all . Failure of these markets to grow at the rate projected by market data, or at all . Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of the Ordinary Shares . In addition, the rapidly evolving nature of our industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market . Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions . See “Risk Factors — Risks Relating to Our Business and Industry” in the prospectus .

OFFERING SUMMARY Issuer Club Versante Group Limited Exchange / Proposed Nasdaq Capital Market / CADV Shares Offered 2,000,000 ordinary shares Over - Allotment Option 300,000 ordinary shares (15%) Underwriter Joseph Stone Capital, LLC Lock - Up Period 6 months (directors, officers, 5%+ shareholders) 12 months (Company) Price Range 4 US$4.00 - US$6.00 per ordinary share Offering Type Initial Public Offering *Please see offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investment maybe speculative, illiquid and there is a risk of loss .

USE OF PROCEEDS  50 % for expanding the restaurant and bar network in other Canadian cities, such as Vancouver and Toronto .  20 % for marketing and promotional activities aimed at strengthening brand awareness, attracting new customers retain existing patrons and drive revenue growth .  20 % for hiring additional management and operational staff to improve service standards and customer experience . The remaining balance will be used for working capital and other general corporate purposes . 5

Table of Content Company Overview Market Overview Financial Highlights Management Team Contact Information 6

Company Overview 7

COMPANY OVERVIEW OUR MISSION to offer an exclusive dining experience under one roof. 8 CONTROLLING SHAREHOLDER Ms. Chung Lin Ching, through Club Versante Investment Limited, will remain the Controlling Shareholder. Will hold approximately 76.56% of voting power (before over - allotment), qualifying CVGL as a "controlled company" under Nasdaq rules. INCORPORATION Club Versante Group Limited was incorporated in the Cayman Islands in April 2025. LEGAL STRUCTURE Cayman Islands holding company with wholly owned Canadian subsidiary, Club Versante Canada. FOUNDED Club Versante Canada was stablished in 2013, rebranded in 2017. LOCATION International Trade Centre near Vancouver International Airport, Richmond, British British Columbia.

OUR RESTAURANT CONCEPTS BRUNO Fine - dining restaurant with sustainability focus, locally sourced ingredients, and and refined culinary presentations. CASK Japanese Izakaya - style whisky bar offering premium single malts, bourbons, and Japanese whiskies. ALAÏA Private event lounge with elegant design, panoramic city views, and integration of art, music, and fashion. YAKINIKU DON Quick - service takeaway concept focused on Japanese grilled rice bowls with pick - 9 pick - up and delivery.

REVENUE STREAMS & TARGET MARKET REVENUE SOURCES 1 Catering income 2 Event income 3 Service fee income 4 Revenue sharing income TARGET MARKET Our customers are mainly retail customers from the general public. The restaurants are designed to offer a variety of experiences, from fine dining at "Bruno" to private events at "Alaïa" and social gatherings at the bar in "Bruno" and at "Cask“. We strategically operate all our restaurants under the same location with a walking distance of around 5 minutes and to offer a varieties of catering services.. 10

COMPETITIVE STRENGTHS STRATEGIC LOCATIONS All of Club Versante's restaurants are located within the International Trade Centre in Richmond, British Columbia, Canada, a strategic placement designed to attract customers and increase brand awareness . STRONG COMMITMENT TO FOOD QUALITY The company focuses on a farm - to - table approach, using fresh, locally - sourced sourced ingredients to create high - impact dishes and a unique culinary journey . ESTABLISHED AND RELIABLE SUPPLIER RELATIONSHIPS By maintaining a stable business relationship with its major suppliers, the company can ensure a timely and reliable supply of quality ingredients at competitive prices . EXPERIENCED MANAGEMENT TEAM Club Versante is led by an experienced management team and chef team with with extensive industry knowledge, who are responsible for daily operations, operations, new dish creation, and quality control . 11

GROWTH STRATEGIES Open New Restaurants in Other Cities of Canada The company plans to expand its presence by opening new restaurants in other major Canadian cities like Vancouver and Toronto, leveraging its established brand, management expertise, and focus on fine dining . Continuous Expansion on Iconic Local Ingredients and Liquor Collection The company focuses on a farm - to - table approach, using fresh, locally - sourced ingredients to create high - impact dishes and a unique culinary journey . 12

POST OFFERING STRUCTURE The following structure is our post offering structure, assuming the selling of 2,000,000 ordinary shares in the offering and no exercise of the over - allotment option by our underwriter 13

Market Overview 14

MARKET OVERVIEW Canada Economy The Canadian economy, with an estimated population of 41.5 million in 2024, was the 9th largest globally, with a GDP of US$2,215 billion (Source: Migo) . The Canadian economy grew at a compound annual growth rate (CAGR) of 4.9% between 2019 and 2024 (Source: Migo) . The COVID - 19 pandemic caused a significant economic contraction in 2020, but the economy rebounded in 2021 with an annual growth rate of 21.2% (Source: Migo). Market Share The Canadian food services market is divided between independent and chain restaurants . While chain restaurants hold the majority market share, independent restaurants are showing resilience . In 2019 , chained restaurants held 61 . 42 % of the market, a share that increased to 66 . 61 % in 2020 during the pandemic due to their established digital ordering and delivery systems (Source : Statistic Canada, Migo) . However, independent restaurants have been regaining market share, and by 2027 , the market is forecasted to stabilize with chained restaurants holding 62 . 31 % and independent restaurants at 37 . 69% (Source : Statistic Canada, Migo) . According to the Restaurants Canada Association, the Canadian food services market experienced a sharp 29 . 3 % year - over - year decline in 2020 due to the impacts of the COVID - 19 pandemic . The industry has since shown resilience, rebounding from CAD 67 . 9 billion in 2020 to CAD 100 . 5 billion in 2022 , with a compound annual growth rate (CAGR) of 21 . 7% . Looking ahead, the market is forecasted to continue steady growth . Projections indicate an increase from CAD 122 . 1 billion in 2025 to CAD 127 billion by 2027 , reflecting a more moderate CAGR of 2% . 15

MARKET OVERVIEW Market Drivers Several factors are driving the growth of the independent restaurant market: • Health and Wellness Trends : Consumers are increasingly seeking healthier, plant - based, and sustainably sourced options . • Value - Conscious and Quality - Driven Consumers : Diners are becoming more discerning, prioritizing quality ingredients, diverse global cuisines, and sustainable practices . The demand for authentic ethnic eateries and casual dining is also on the rise . • Events and Special Purpose Dining : There is a growing demand for unique and personalized dining experiences for events like weddings, corporate gatherings, and private parties . 16

MARKET OVERVIEW Competitive Landscape Chain restaurants continue to dominate the Canadian catering market with standardized services and consistent dining experiences . We specialize in a multi - themed approach to authentic regional cuisines and an extensive collection of rare whiskeys . We aim to combine artisanal culinary techniques with a streamlined supply chain to ensure quality and offer a range of catering categories, including full - service restaurants, cafes, and bars . We have positioned ourselves as a purveyor of "endangered global cuisines" in the Richmond market . (Source : Migo) Entry Barriers New entrants to the Canadian catering market face several barriers, including : - Licensing Requirements : A range of licenses and permits are required, such as a business license, food handling permit, and liquor license, with requirements varying by province . - Staff Shortages and Increased Employment Expenses : The industry faces persistent staff shortages, which results in escalating wages and training costs . - Supply Chain and Ingredient Cost Increases : Global factors, such as geopolitical tensions, have contributed to delays and rising procurement costs for ingredients and supplies . - Talent Acquisition and Retention : Attracting and retaining skilled talent is a critical hurdle for the Canadian catering industry, which requires expertise across a range of disciplines, including culinary arts, customer service, and operations management . 17

Financial Highlights 18

FINANCIAL HIGHLIGHTS Fiscal Year Ended December Variance 2023 (audited) 2024 (audited) 31 (0.9%) decrease $3,989,037 $3,954,810 Total Revenue 379.7% increase $(284,013) $794,258 Net Income (Loss) 23.85% increase 26.03% 49.88% Gross Profit Margin Variance 2024 (unaudited) 2025 (unaudited) Six Months Ended June 30 (12.4%) decrease $2,134,202 $1,869,203 Total Revenue 8.1% increase $400,788 $433,314 Net Income 6.7% decrease 49.51% 56.22% Gross Profit Margin 19

FINANCIAL HIGHLIGHTS As of December 31, 2023 (Audited) As of December 31, 2024 (Audited) As of June 30, 2025 (Unaudited) $ - 2,462,187 $ - 993,745 $ - 655,968 Working Capital 5,079,676 $3,388,180 $3,838,923 Total Assets - 3,468,198 $ - 2,424,086 $ - 2,114,447 Total Shareholders' Equity (Deficit) 20

Management Team 21

MANAGEMENT TEAM 22 • Ms . Chung Lin Ching : She is the Director and Chief Executive Officer . She has around 9 years of experience in sales and marketing and over 4 years in the food and beverage industry . • Ms . Peng Du : She is the Director Appointee and Chief Financial Officer . She has more than 20 years of experience in accounting, audit, and Canadian and international tax planning and compliance . • Mr . John Robert Fiore : He is an Independent Director Appointee* . He is a practicing lawyer in New York and Florida with over 30 years of experience in law . • Mr . Ming Gu : He is an Independent Director Appointee* . He has around 17 years of experience in accounting and financial management and is currently the finance manager of Saliance Global Holdings Ltd . • Mr . Jianhua Zhao : He is an Independent Director Appointee* . He has 18 years of experience in property development and was a founder of United Forward . *Mr. John Robert Fiore, Mr. Ming Gu and Mr. Jianhua Zhao will be appointed as our independent directors upon the effectiveness of our registration statement.

Contact Information 23

CONTACT INFORMATION INFORMATION JOSEPH STONE CAPITAL, LLC corporatefinance@josephstonecapital.com +1 866 - 866 - 1433 585 Sterwart Ave, Suite L60 - C, Garden City, NY 111530 CLUB VERSANTE GROUP LIMITED contact@clubversante.com Registered Office: McGrath Tonner Corporate Services Limited Genesis Building, 5/F Genesis Close, George Town, PO Box 446, Grand Cayman, Cayman Islands 24